EXHIBIT A


First Trust CEF Income Opportunity ETF

First Trust Municipal CEF Income Opportunity ETF

First Trust TCW Opportunistic Fixed Income ETF

EquityCompass Risk Manager ETF

EquityCompass Tactical Risk Manager ETF

First Trust TCW Unconstrained Plus Bond ETF